EXHIBIT 10.9

Land Lot Leasing Agreement

Landlord: ODIN ENERGY SANTA MARTA CORPORATION S. A., with Nit. 00900108681-6.

Tenant: ODIN PETROIL S. A., with NIT 900142127-0.

Object: To Grant the enjoyment of a real estate that consist of five thousand square meters that form part of one of major extension denominated “The Compass”, located in the Santa Marta District, Magdalena Department, with the followings boundaries: North: with Cruz Carlina Cifuentes estate, South and East: With land of William Flye, West: Old Road to Mamatoco. With a total Área of 16,770 square meters. Such Estate of major extension it is identified with the Real Estate Matriculation No. 080-4751 of Santa Marta Registry Office of Public Deeds, and with cadastral registry No. 00-02-0004-2006-000.

Price: TEN MILLIONS PESOS ($10.000.000) current currency, monthly, to be paid between the first 5 days of each monthly period to the Landlord or its order.

% Raise of each year : 6%.

Term: 10 years.

Starting Date: April 1 2007	Termination Date: April 1 2017.

Additional Services: Bascule, Laboratory, Surveillance Booth and Heavy traffic road for rolling tanks.

ODIN ENERGY SANTA MARTA CORPORATION S. A., with Nit. 00900108681-6, legally represented by MAMORU SAITO, over age, identified with the passport No. B0658923 of Venezuelan nationality, dully authorized by Mr. MAMORU SAITO in his condition of President of the Company, who in ahead will be denominated THE LANDLORD; and ODIN PETROIL S. A., identified with Nit. 900142127-0, main domicile in Santa Marta, legally represented by FERMIN RAFAEL VEITIA MACHADO, over age, identified with the passport No. B0658923 of Venezuelan nationality, dully authorized by Mr. MAMORU SAITO in his condition of company President, who in ahead will be denominated The TENANT, we have agreed to celebrate the present contract that in addition to the previous stipulations, will be governed by the following ones:

FIRST. Payment. Opportunity and Place. THE LANDLORD its obligated to pay the price between the anticipated lapses, in the offices of THE LANDLORD or by means of consignation that will be made in the checking account No 51628639491 of Bancolombia, whose holder is THE LANDLORD, or by defect in the offices of the last one.

SECOND. Destination. The Landlord its compromise to use the real estate object of this contract for the construction and set up of a crude refinery.

THIRD. The LANDLORD in its condition of proprietor of the mentioned real estate, its obligated to cooperate with any class of license application or permits, that should the TENANT apply by the means of giving to the real estate object of the present contract, the destination anticipated in the previous article.

FOURTH. Sub lease and Cession. The TENANT could not sub lease the real estate the real estate nor cession the contract but in conformity with the terms of the article 253 of the Commercial Code.

FIFTH. In conformity to the article 739 of the Civil Code, the LANDLORD to get back the land at the termination of the present contract, should pay to the TENANT the value of the Works and buildings that this last one has made with the knowledge and approval of the LANDLORD, always and whenever this being kept in the real estate after of the delivery of the same one.

The previous without damage of the other rights and obligations that should comply the parties.

SIXTH. Inspection. The TENANT will allow at any time the visitors that the LANDLORD or its representatives have to realize to verify the status and conservation of the real estate or other circumstances that are of his interest.

SEVENTH. Restitution. The TENANT will restitute the real estate to the LANDLORD at the termination of the contract, previous the payment by the last one the buildings and works that had made with the knowledge and approval of the LANDLORD, in conformity with the pointed out in the fifth article of this document.

EIGHT. Delivery. The term of the present contract is of 10 years for which the LANDLORD its obligated to delivery to the TENANT the real estate the 1st of april of 2007.

NINTH. Breach. The breach or violation of any obligations of the TENANT will give the right to the LANDLORD to end the contract and request the immediate delivery of the real estate without the necessity of the eviction neither of the requirements anticipated in the law, paying the indemnification included in the article 739 of the Civil Code, without damage of claim to the TENANT the payment of the obligations and indemnification that on charge of this lat one arise from the present contract. For that means the contracting parties could make the compensations that take place.

TENTH. Penal Article. Whoever breach any of the obligations that on his charge arise of the present contract, it will be constituted en debtor of the fulfilled contracted party, for the amount of TWENTY MILLION PESOS (CO$ 20,000,000) as fine title.

ELEVENTH. Termination and renewal of the contract. This contract end for the termination of the stipulated time, always and whenever before that such termination any of the parties manifest to the other its intention to give it as ended. Such notice should be issue at least 6 months in advance to the contract overdue, because otherwise this will be renew it for a same term to the initially pact.

TWELFTH. During the execution of the present contract, The LANDLORD, will render to THE TENANT the laboratory services and the bascule in the following conditions: The LANDLORD will render to the TENANT the service of measuring, using a truck bascule No. 80460 BP, for which the TENANT will designate one of its employees who will be in charge of the reception of supplies and inputs; and of the dispatch of the final products of the TENANT. For the effects of the laboratory services rendered, the LANDLORD will designate a work are to the TENANT and will determine the list of equipments to be used by the last one, and in addition the LANDLORD will impose norms of use and maintenance, thus the TENANT obligation to designate employees to the handling and use of those equipments. The use of the main security booth and the real estate common areas, such as the heavy traffic road, will be made the TENANT strictly complying the security manual that will be handle posteriori for the LANDLORD.

The corresponding value of the bascule, laboratory, security booth and common areas services is comprehended among the rental fee.

THIRTEENTH. Taxes and rights. The taxes and rights caused by this contract will be in charge of both contracting parties in equal parts.

Certifying is signed in two exemplars in the city of Santa Marta, on April 1st, 2007.

s/Mamoru Saito

MAMORU SAITO

ODIN ENERGY SANTA MARTA CORPORATION S. A.

s/Fermin Veitia Machado

FERMIN VEITIA MACHADO

ODIN PETROIL S. A.